Investor Update Third Quarter 2017 OCTOBER 31, 2017 Exhibit 99.2

Strategic and Operational Review Daniel McCarthy President & Chief Executive Officer

Business Update Total revenues of $2.25 billion Consumer revenue was $1.1 billion in the third quarter compared to $1.12 billion for the second quarter of 2017. Consumer customer churn improved to 2.08% from 2.24% in Q2 2017 driven by CTF FiOS®. Q3 CTF FiOS broadband gross adds returned to pre-acquisition levels. Combined consumer ARPC of $80.91 ($63.99 for Frontier Legacy and $107.33 for CTF operations). Commercial revenue of $958 million. Commercial customers of 463,000, reflects improved sequential churn within our small and middle markets customers. Adjusted EBITDA* of $914 million. Total storm impact of $12 million; operating expenses $9 million, capital expenditures $3 million. Remain on track to achieve $350 million cost synergies by end of Q2 2018. * During the third quarter of 2017, we revised our methodology for calculating adjusted EBITDA. See footnote 1 to our earnings release for a detailed description of the revision and the reasons for it.

Financial Review Perley McBride Executive Vice President & Chief Financial Officer

Key Financial Highlights * Adjusted Operating Expenses, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow are non-GAAP measures - see Appendix for a description of their calculations Customer revenue trend improved sequentially Continued expense discipline Stable Adjusted EBITDA reflects benefits of synergies and cost reduction programs Net loss of $38 million  ($ in Millions) Q2 '17 Q3 '17 Total Revenues $2,304 $2,251 Customer $2,106 $2,060 Regulatory $198 $191 Adjusted Operating Expenses* $1,388 $1,337 Adjusted EBITDA* $916 $914 Adjusted EBITDA Margin* 39.8% 40.6% CapEx $263 $268 Adjusted Free Cash Flow* $205 $182 Net Loss ($662) ($38) Net Cash provided by Operating Activities $529 $356

 ($ in Millions) Q3 '16 Q4 '16 Q1 '17 Q2 '17 Q3 '17 Data & internet services* $1,024 $992 $968 $959 $956 Voice Services $809 $774 $751 $724 $702 Video services $392 $365 $347 $329 $318 Other $73 $58 $68 $79 $84 Total Customer Revenue* $2,297 $2,190 $2,134 $2,091 $2,060 Q3 '16 Q4 '16 Q1 '17 Q2 '17 Q3 '17 Consumer $1,272 $1,196 $1,164 $1,124 $1,102 Commercial $1,047 $1,014 $995 $982 $958 Partnerships Revenue ($22) ($20) ($25) ($15) $0 Commercial ex. Partnerships $1,025 $994 $970 $967 $958 Total Customer Revenue* $2,297 $2,190 $2,134 $2,091 $2,060 Product & Customer Revenue Data & Internet services revenue trend improved sequentially, led by CTF Voice services are following the industry trend of sequential declines Consumer Revenue reflects improvement in sequential decline Success of sales and retention initiatives in CTF Stabilizing CTF FIOS customer trends Commercial business stabilization Solid trends in the Enterprise and Medium business portions of SME and stable results from carriers Focus for remainder of 2017 and beyond: Targeting fiber-enabled buildings in footprint Implementing new tools for Ethernet in SME and carrier Driving growth with cloud based VoIP and data networking solutions *Excludes Frontier Secure Strategic Partnerships revenues

CTF Business CTF FiOS gross adds are at the highest level since we acquired the business, and back to pre-acquisition levels Churn improvement continued Significant improvement in CTF FIOS net adds New sales and retention initiatives are yielding results (Net Adds in Thousands)

Legacy Business n Broadband n Video (excl. Dish) Legacy gross add and churn trends were largely similar to Q2 Best video net add results (ex. DISH) since Q4 2015 because of marketing and reduced churn Increasing the focus on Legacy Consumer over coming quarters n Broadband n Video (excl. Dish) (Net Adds in Thousands)

Consumer ARPC Update 2.9M 2.8M 2.7M Customers 2.9M 3.0M Legacy Operations CTF Operations 2.0M 1.8M 1.8M 1.9M Customers 4.9M 4.6M 4.5M Customers 4.7M Combined Consumer ARPC has stabilized over the last few quarters mainly due to lower customer disconnect credits and improvement in A/R aging Q3 had one-time benefit of the Mayweather vs. McGregor fight which accounted for $0.29 of Combined ARPC and $0.68 of CTF ARPC 2.1M 5.0M

Capital Spending Update

CapEx	• YTD 2017: spend of $846 million • 2017: $1.15 billion to $1.2 billion

Growth initiatives comprise more than 80% of YTD capital spending

- Automation initiatives focused on enhancing customer facing process, reducing costs, and driving revenue
- Enhanced commercial sales tool implemented in Q3 to shorten sale cycle thereby increasing revenue and focused network capital spend on expanding Ethernet and VoIP capacity to support commercial sales
- Recent Projects:
  - Completed ~ 26k FTTH builds in new subdivisions YTD with ~13k more planned in Q4
  - Speed upgrades (25Mbps - 115Mbps) in CA copper markets for 150k households by 11/30.
- FCC program rules associated with CAF II require companies that accepted the funds to deploy broadband to 40% of the eligible locations by the end of 2017.
  - As of September 30th, Frontier had reached the 40% milestone in nine states and expects to reach the required milestone in our remaining states by year-end. Frontier now enables broadband to 277k locations in its CAF II—eligible areas
  - Investment in CAF II enabled ~39k households in Q3

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Frontier COMMUNICATIONS

Debt Maturity Profile Q3 open-market debt repurchases of $45 million in total principal amount Our near-term maturity profile is manageable, with $578 million of bonds due in Q4 2018, $428 million due in 2019, less than $1 billion due in 2020, and we continue to have an undrawn $850 million revolver. Frontier remains committed to deleveraging the business Debt Maturities as of September 30, 2017 ($ in Millions) n Senior Unsecured and Subsidiary n Senior Secured n Undrawn $850M Revolver

Q4 Adjusted EBITDA* $910 million to $930 million Capital expenditures $1.15 billion to $1.2 billion Integration Opex $20 million CapEx $50 million Storm impact Opex $28 million CapEx $12 million Net cash tax refund $50 million Adjusted free cash flow* $730 million to $750 million Q4 cash pension/OPEB $34 million Guidance * Adjusted EBITDA and adjusted free cash flow are non-GAAP measures. - see Appendix for a description of their calculation

Well Positioned to Deliver Significant Value Improving Trends in CTF CTF Customer sequential revenue decline improved approximately 50% from Q2 Improving CTF unit metrics CTF FiOS broadband gross adds are back to pre-acquisition levels Steady sequential improvement in CTF FiOS churn Continued Stability in Commercial Renewed Focus on Legacy Consumer Business Remain Fully Committed to Plan On track for realizing $350 million in synergies by mid-2018 Improving Adjusted EBITDA and FCF Reducing leverage

Appendix

Safe Harbor Statement Forward-looking language This earnings release contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: competition from cable, wireless and wireline carriers, satellite, and OTT companies, and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; risks related to the operation of properties acquired from Verizon, including our ability to retain or obtain customers in those markets, our ability to realize anticipated cost savings, and our ability to meet commitments made in connection with the acquisition; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; our ability to attract/retain key talent; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2017 and beyond; adverse changes in the credit markets; adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations; the availability and cost of financing in the credit markets; covenants in our indentures and credit agreements that may limit our operational and financial flexibility; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the risks and other factors contained in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. Any of the foregoing events, or other events, could cause our results to vary from management’s forward-looking statements included in this earnings release. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We have no obligation to update or revise these forward-looking statements and do not undertake to do so.

Non-GAAP Financial Measures Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted free cash flow, adjusted operating expenses, and dividend payout ratio, each of which is described below. Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier's underlying financial performance from period to period, (ii) analyze and evaluate strategic and operational decisions, (iii) establish criteria for compensation decisions, and (iv) assist in the understanding of Frontier's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures (i) provide a more comprehensive view of our core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation, and planning decisions and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations. A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures and they may not be comparable to similarly titled measures of other companies. EBITDA is defined as net income (loss) less income tax expense (benefit), interest expense, investment and other income, losses on extinguishment of debt and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude acquisition and integration costs, GAAP pension/OPEB expense (including pension settlement costs), restructuring costs and other charges, stock-based compensation expense, goodwill impairment charges, and certain other items (storm-related costs in the third quarter of 2017). Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues. Management uses EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance. We believe that these non-GAAP measures provide useful information for investors in evaluating our operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities. By excluding capital expenditures, debt repayments and dividends, among other factors, these non-GAAP financial measures have certain shortcomings. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures. Adjusted net income (loss) attributable to Frontier common shareholders is defined as net income (loss) attributable to Frontier common shareholders and excludes acquisition and integration costs, restructuring costs and other charges, pension settlement costs, goodwill impairment charges, certain income tax items and the income tax effect of these items, and one-time storm-related costs in Q3 2017 (and which, owing to the timing of the storms, also will be excluded in Q4 of 2017). Adjustments have also been made to exclude the financing costs and related income tax effects associated with the April 1, 2016 Verizon Transaction, including interest expense on debt raised to finance the transaction and preferred dividends paid, in each case prior to our ownership of the CTF Operations. Adjusting for these items allows investors to better understand and analyze our financial performance over the periods presented. Free cash flow, as used by management in the operation of its business, is defined as net cash provided from operating activities less capital expenditures for business operations and preferred dividends. In determining free cash flow, further adjustments are made to exclude acquisition and integration expense, income taxes, restructuring costs, one-time storm-related costs and capital expenditures, and interest expense on commitment fees, which provides a better comparison of our core operations from period to period. Changes in working capital accounts are excluded from this calculation due to seasonality and specific timing of cash receipts and disbursements between various reporting periods. Adjusted free cash flow is defined as free cash flow, as described above, adjusted by excluding interest expense, prior to our April 1, 2016 ownership of the CTF Operations, on debt we incurred to finance the Verizon Transaction, and preferred stock dividends paid prior to April 1, 2016. Management uses free cash flow and adjusted free cash flow to assist it in comparing liquidity from period to period and to obtain a more comprehensive view of our core operations and ability to generate cash flow. We believe that these non-GAAP measures are useful to investors in evaluating cash available to service debt and pay dividends. In addition, we believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of financing (debt and preferred stock) raised in connection with the Verizon Transaction during periods prior to our ownership of the CTF Operations. These non-GAAP financial measures have certain shortcomings; they do not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments, changes in working capital, and common stock dividends are not deducted in determining such measures. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures. Dividend payout ratio is calculated by dividing the dividends paid on common stock (as adjusted) by adjusted free cash flow. Dividends paid on common stock has been adjusted to exclude dividends paid on common stock issued in June 2015, from the date of issuance until April 1, 2016, when the proceeds of the issuance were used in the Verizon Transaction that generated adjusted free cash flow from that date. Management uses the dividend payout ratio as a metric to indicate the proportion of our adjusted free cash flow that we used to pay dividends to our common shareholders. We have made adjustments to exclude the impact of financing raised in connection with the Verizon Transaction during periods prior to our ownership of the CTF Operations, which we believe provides a useful comparison from period to period. Adjusted operating expenses is defined as operating expenses adjusted to exclude depreciation and amortization, acquisition and integration costs, goodwill impairment charges, GAAP pension/OPEB expense (including pension settlement costs), stock-based compensation expense, one-time storm-related costs, and restructuring costs and other charges. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measures

($ in Millions)

	Three Months	Trailing 12 Months				
	Q3 '17	Q3 '16	Q4 '16	Q1 '17	Q2 '17	Q3 '17
Free Cash Flow						
Net cash provided from operating activities	$ 356	$ 1,302	$ 1,676	$ 2,028	$ 1,864	$ 1,899
Add back (subtract):						
Capital expenditures - Business operations	(268)	(1,146)	(1,259)	(1,367)	(1,280)	(1,145)
Capital expenditures - Storm-related	3	-	-	-	-	3
Acquisition and integration costs	1	474	436	300	185	64
Deferred income taxes	32	166	206	128	289	329
Income tax benefit	(31)	(286)	(250)	(171)	(333)	(318)
Dividends on preferred stock	(54)	(214)	(214)	(214)	(214)	(214)
Non-cash (gains)/losses, net	(2)	(36)	(73)	(61)	(56)	(50)
Changes in current assets and liabilities	121	66	(54)	72	186	77
Cash refunded for income taxes	1	35	120	91	91	89
Restructuring costs and other charges	14	11	91	103	132	135
Interest expense - commitment fees	-	13	10	-	-	-
Storm-related costs	9	-	-	-	-	9
Dividends on preferred stock	-	107	54	-	-	-
Incremental interest on new debt	-	356	178	-	-	-
Adjusted free cash flow	**$ 182**	**$ 848**	**$ 921**	**$ 909**	**$ 864**	**$ 878**
Dividends paid on common stock	$ 47	$ 493	$ 493	$ 494	$ 419	$ 342
Less: dividends on June 2015 common stock issuance	-	(35)	(18)	-	-	-
Dividends paid on common stock, as adjusted	$ 47	$ 458	$ 475	$ 494	$ 419	$ 342
Dividend payout ratio*	26.2%	54.0%	51.6%	54.4%	48.5%	38.9%

* Dividends paid on common stock, as adjusted, divided by adjusted free cash flow

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* Dividends paid on common stock, as adjusted, divided by adjusted free cash flow
Frontier COMMUNICATIONS

Frontier Communications – Revenue Breakout

Non-GAAP Financial Measures ( $ in millions ) EBITDA Net Loss $ (38) $ (662) $ (75) $ (80) $ (80) Add back (subtract): Income tax benefit (31) (210) (39) (38) (46) Interest expense 381 388 388 386 386 Investment and other income (loss), net (2) - (3) (13) (3) Losses (gains) on extinguishment of debt and debt exchanges (1) 90 - - 7 Operating income 309 (394) 271 255 264 Depreciation and amortization 539 552 579 562 578 EBITDA 848 158 850 817 842 Add back: Acquisition and integration costs 1 12 2 49 122 Pension/OPEB expense 23 25 25 27 28 Restructuring costs and other charges 14 29 12 80 11 Stock-based compensation expense 4 3 3 3 6 Storm-related costs 9 - - - - Goodwill impairment - 670 - - - Pension settlement costs 15 19 43 - - Adjusted EBITDA $ 914 $ 916 $ 935 $ 976 $ 1,009 EBITDA margin 37.6% 6.9% 36.1% 33.9% 33.4% Adjusted EBITDA margin 40.6% 39.8% 39.7% 40.4% 40.0% Adjusted Operating Expenses Total operating expenses $ 1,942 $ 2,698 $ 2,085 $ 2,154 $ 2,260 Subtract: Depreciation and amortization 539 552 579 562 578 Goodwill impairment - 670 - - - Acquisition and integration costs 1 12 2 49 122 Pension/OPEB expense 23 25 25 27 28 Restructuring costs and other charges 14 29 12 80 11 Stock-based compensation expense 4 3 3 3 6 Storm-related costs 9 - - - - Pension settlement costs 15 19 43 - - Adjusted operating expenses $ 1,337 $ 1,388 $ 1,421 $ 1,433 $ 1,515 For the quarter ended September 30, 2016 Consolidated March 31, 2017 Consolidated June 30, 2017 Consolidated December 31, 2016 Amount Consolidated Amount Amount Amount Consolidated Amount September 30, 2017